Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Crestwood Equity Partners LP for the registration of common units and to the incorporation by reference therein of our report dated November 20, 2012, with respect to the consolidated financial statements and schedules of Inergy LP included in its Annual Report (Form 10-K) for the year ended September 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

March 24, 2014